PRESS RELEASE
FOR IMMEDIATE RELEASE

SP Plus Corporation Completes Acquisition of Bags

Chicago, Illinois, November 30, 2018 – SP Plus Corporation (NASDAQ: SP) (“SP+”, “SP Plus” or “the Company”), a leading national provider of parking, ground transportation, and related services to commercial, institutional and municipal clients throughout North America, today announced that it has completed its previously announced acquisition of Baggage Airline Guest Services, Inc. and Home Serv Delivery, LLC, their subsidiaries and affiliates (collectively, “Bags”), for an all cash purchase price of $275 million.

Bags combines exceptional customer service with innovative technologies to provide remote airline check-in, baggage handling and related services. Based in Orlando, FL, Bags operates in over 250 cities in North America with approximately 3,000 employees. Its clients include major airlines, airports, sea ports, cruise lines, and leading hotels and resorts. Bags handles more than 5 million checked bags annually. Bags generated approximately $145 million in revenues in 2017.

As previously communicated, the transaction is not expected to materially impact SP+’s fiscal 2018 results, excluding transaction costs, and is expected to be accretive to cash flow in the first year post closing. SP+ has secured a new $550 million credit facility in conjunction with closing the transaction.

G Marc Baumann, SP+’s President and Chief Executive Officer, said, “We are very excited to work with the Bags team, and look forward to leveraging our complementary service lines to accelerate growth and diversify our client base. I am confident that the strategic and financial merits of the acquisition will greatly benefit our shareholders, while the strength of the combined company will create new opportunities for our clients and employees.”

Bob Miles, President of Bags, said, “SP+ is the ideal partner to help us grow our business and position Bags for long-term success. We look forward to continuing to deliver outstanding service and innovative, technology-driven solutions to our clients.”

The Company also posted to its investor relations website, ir.spplus.com, an updated presentation providing more information on the Bags acquisition, the strategic rationale for the transaction, and select financial information and anticipated tax benefits.

Media Contact:
ICR/Phil Denning
(646) 277 - 1258
Phil.Denning@icrinc.com

Investor Contact:
ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com
About SP+
SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,500 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving approximately 70 airports. SP+ is one of the leading valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports approximately 37 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.
You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the SP+ website.
About Bags
For more than 25 years, Bags has been on a mission to Make Travel Easier. From convenient luggage delivery and remote airline check-in to innovative guest services for the travel and hospitality industries, Bags combines unique offerings with unparalleled customer service to make travel less of a hassle for individuals and companies alike. With operations in more than 250 cities in the U.S. and Canada, Bags handles over five million checked bags and greets millions of guests each year. Bags proudly provides services for all major airlines, cruise lines, sea ports, renowned resorts & hotel chains, convention centers and airports across the country. See how Bags simplifies travel at www.bagsinc.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expected tax and other anticipated benefits of the acquisition by SP Plus of Bags, and other expectations, beliefs, plans, intentions and strategies of SP Plus. SP Plus has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "predict," "project" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors. The risks relating to the acquisition include the risk that the tax and other benefits that SP Plus anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that certain risks and liabilities associated with Bags have not been discovered; and the effect of the acquisition on SP Plus' and Bags' relationships with their respective clients, customers, vendors and personnel. The risks relating to the businesses of SP Plus and Bags generally include intense competition; changing consumer preferences that may lead to a decline in demand for the services provided by SP Plus and Bags; the ability to preserve long-term client relationships; the loss, or renewal on less favorable terms, of management contracts, leases or other contracts with clients or customers; and deterioration of general economic and business conditions or changes in demographic trends. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.